Exhibit 4.4

SOUTH BOW CORPORATION

STOCK OPTION PLAN

1.	PURPOSE

1.1

On October 1, 2024, TC Energy Corporation separated its business into two independent reporting issuers through the spin off of its Liquids Pipelines business into the Corporation by way of a plan of arrangement under the Canada Business Corporations Act (the “Plan of Arrangement”). Pursuant to the Plan of Arrangement, among other things, certain holders of TC Energy Options exchanged their TC Energy Options for Options of the Corporation. The purpose of the Plan is to govern such Options.

2.	DEFINITIONS

2.1	As used herein:

(a)	“Affiliate” has the meaning ascribed thereto in the Canada Business Corporations Act;

(b)	“Arrangement Agreement” means the Arrangement Agreement made as of April 10, 2024 between the Corporation, TC Energy Corporation and SBPL providing for the implementation of the Plan of Arrangement;

(c)	“Award Date” means in respect of any Option, the date on which the TC Energy Option exchanged therefor was originally issued by TC Energy Corporation;

(d)	“Board” means the board of directors of the Corporation;

(e)	“Change of Control” means the occurrence of any of the following events:

(i)

a transaction or series of transactions whereby, directly or indirectly, a Person or group of Persons acting jointly or in concert becomes the beneficial owner of more than 50% of the voting shares of the Corporation;

(ii)

a transaction or series of transactions whereby, directly or indirectly, a Person or group of Persons acting jointly or in concert, other than the Corporation or an Affiliate of the Corporation, becomes the beneficial owner of more than 50% of the voting shares of SBPL;

(iii)	the amalgamation or consolidation of the Corporation with, or merger of the Corporation into, any other Person, unless:

(A)	the Corporation is the surviving Person or the Person formed by such amalgamation or consolidation, or into which the Corporation is merged, is a corporation; and

(B)

immediately after giving effect to such transaction more than 50% of the voting shares of the Corporation or the corporation resulting from such amalgamation or consolidation, or into which the Corporation is merged, as the case may be, are beneficially owned, directly or indirectly, by Persons who held more than 50% of the voting shares of the Corporation immediately before giving effect to such transaction;

(iv)

beneficial ownership of all or substantially all of the undertaking of SBPL is sold, transferred or otherwise disposed of or distributed by SBPL over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement, other than by reason of the amalgamation or consolidation of SBPL with, or merger of SBPL into, any other Person or where:

(A)

such assets are disposed of to a corporation and immediately after giving effect to such disposition more than 50% of the voting shares of such corporation are beneficially owned, directly or indirectly, by SBPL or Persons who held more than 50% of the voting shares of SBPL immediately before giving effect to such disposition and such corporation assumes the obligations with respect to each unvested Option or agrees to substitute an equivalent option;

(B)

concurrently with such disposition, SBPL obtains replacement assets for the assets disposed of and those replacement assets are used by SBPL to carry on business in the same or a similar industry as SBPL previously carried on; or

(C)	concurrently with such disposition, the assets disposed of are leased back to SBPL;

(v)

the individuals who are members of the Board of Directors of the Corporation (the “Incumbent Board”) cease for any reason to constitute a majority of the Board of Directors except that a new director shall be considered a member of the Incumbent Board if the election or nomination for election of such new director was approved by a vote of at least two-thirds of the Incumbent Board;

(vi)	the Board of Directors in its discretion deems a transaction or series of transactions to be a change of control;

and for the purposes of this paragraph 2.1(e) beneficial ownership will take into account and will include beneficial ownership within the meaning of Sections 5 and 6 of the Securities Act (Alberta). For greater certainty, the transactions contemplated by the Plan of Arrangement shall not constitute a Change of Control for purposes of the Plan.

(f)

“Committee” means the Human Resources Committee or such other committee of the Board as may from time to time be designated by the Board to administer the Plan; provided that such committee shall consist of three or more persons who are not at the time they exercise discretion under the Plan eligible, and have not at any time within one year prior thereto been eligible, pursuant to the Plan or any similar plan of the Corporation and its subsidiaries entitling the participants therein, to acquire Shares other than pursuant to any deferred share unit plan for non-employee directors in effect from time to time;

(g)	“Corporation” means South Bow Corporation and any successor or continuing body corporate resulting from the amalgamation or any other form of corporate reorganization of South Bow Corporation;

(h)

“Employee” means an employee of the Corporation and/or its subsidiaries as designated at the discretion of the Committee. A company or other entity shall be deemed to be a subsidiary of the Corporation if a sufficient number of voting securities of the company or entity entitling the holder thereof to elect a majority of the board of directors of such company or entity are owned by: (i) the Corporation, (ii) a company or entity that is a subsidiary of the Corporation, or (iii) a company or entity which is directly or indirectly a subsidiary of any company or entity referred to in (i) or (ii);

(i)	“Executive Participant” means an Employee who holds an unexpired Option and is a party to an executive separation agreement with the Corporation or a subsidiary thereof;

(j)

“Exercise Period” means the period during which Shares subject to a particular Option may be purchased pursuant to the exercise of such Option and is the period from the various Vesting Dates to and including the Expiry Date applicable to such Option;

(k)	“Exercise Price” means the price at which Shares subject to a particular Option may be purchased pursuant to the exercise of such Option as determined in accordance with paragraph 7.1;

(l)	“Expiry Date” means the close of trading on the last Trading Day in the Exercise Period, as determined in accordance with paragraphs 6.1 and 6.2;

(m)	“Good Reason” has the meaning given to it in the executive separation agreement between an Executive Participant and the Corporation or a subsidiary thereof;

(n)	“Insider” means “insiders” and their “associates” and “affiliates”, as such terms are defined by the Securities Act (Alberta);

(o)	“Just Cause” has the meaning given to it in the executive separation agreement between an Executive Participant and the Corporation or a subsidiary thereof;

(p)

“Notice Period” means the actual or equivalent period of time that the Corporation or any of its subsidiaries determines, at its sole discretion, an Option Holder should receive as reasonable notice of his or her termination of employment. Such reasonable period of time shall commence on the date the Employee is notified in writing of his or her termination of employment and shall extend to such date or for such equivalent period of time as provided by the Corporation or any of its subsidiaries in the written notification;

(q)	“Option” means an option to acquire Shares;

(r)	“Option Holder” means an Employee or former Employee who holds an unexpired Option which has not been exercised in full or, where applicable, the Personal Representative of such person;

(s)	“Person” includes an individual, partnership, association, body corporate, society, trustee, executor, administrator, legal representative, syndicate or other entity;

(t)	“Personal Representative” means:

(i)	in the case of a deceased Option Holder, the executor, administrator or legal representative of the estate of the deceased; and

(ii)	in the case of an Option Holder who for any reason is unable to manage his or her affairs, the person entitled by law to act on behalf of such Option Holder;

(u)	“Plan” means the South Bow Corporation Stock Option Plan dated October 1, 2024, as amended or amended and restated from time to time;

(v)	“Plan of Arrangement” has the meaning ascribed thereto in paragraph 1.1;

(w)	“Retirement” means, with respect to any particular Option Holder, when the Option Holder:

(i)	is no longer an Employee as a result of a voluntary resignation or as a result of a termination action by the Corporation or any of its subsidiaries on a not for cause basis;

(ii)	has completed their last day of employment with the Corporation or any of its subsidiaries; and

(iii)	has attained the age of 55 prior to their last day of employment with the Corporation or any of its subsidiaries.

For greater certainty, an Option Holder who is no longer an Employee for reason of death or as a result of a termination action by the Corporation or any of its subsidiaries on a for cause basis shall not be eligible for Retirement treatment under the Plan;

(x)	“SBPL” means South Bow Pipelines Limited;

(y)	“Security Based Compensation Arrangement” has the meaning given to it in the Toronto Stock Exchange Company Manual, as may be amended;

(z)	“Share” or “Shares” mean, as the case may be, one or more common shares in the capital of the Corporation;

(aa)	“Shareholder Rights Plan” means the Shareholder Rights Plan Agreement dated October 1, 2024, as amended from time to time, between the Corporation and Computershare Trust Company of Canada;

(bb)	“TC Energy Option” means an option issued by TC Energy Corporation in respect of which an Option has been issued pursuant to the Plan of Arrangement;

(cc)	“Termination Date” means:

(i)

if the Corporation or any of its subsidiaries terminates the employment of the Employee, the date on which the Corporation or any of its subsidiaries advises the Employee that the employment of the Employee is terminated or, if later, the date that the Corporation or any of its subsidiaries advises the Employee will be the date of termination of employment for the Employee, or

(ii)	if the Employee terminates the employment, the last day of active employment,

provided that, for greater certainty, the Termination Date is not extended by any period of contractual, statutory or reasonable notice that may be required to be provided or any period of deemed employment or salary continuance;

(dd)	“Trading Day” means a day on which the Toronto Stock Exchange is open for the buying and selling of Shares; and

(ee)

“Vesting Date” means the date on and after which all or a certain number of Shares subject to a particular Option may be purchased pursuant to the exercise of such Option as determined in accordance with paragraph 6.1.

3.	ADMINISTRATION

3.1

The Plan shall be administered by the Committee. The Committee may delegate to any director, officer or employee of the Corporation or any of its subsidiaries such administrative duties and powers relating to the Plan as it may see fit.

3.2

The interpretation by the Committee of any of the provisions of the Plan and any determination by it pursuant to the Plan shall be final and conclusive and shall not be subject to any dispute by an Option Holder. No member of the Committee or any person acting pursuant to authority delegated by it hereunder shall be liable for any action or determination in connection with the Plan made or taken in good faith and each member of the Committee and each such person shall be entitled to indemnification with respect to any such action or determination in the manner provided for by the Corporation.

3.3	The powers of the Committee under this Plan may be exercised severally by either the Committee or the Board.

4.	SHARES SUBJECT TO PLAN AND TERM OF PLAN

4.1	The aggregate number of Shares that may be issued pursuant to the exercise of Options subject to the Plan shall not exceed 1,251,950 Shares, subject to adjustment as provided for in paragraph 10.1.

4.2	The Shares to be issued to Option Holders upon the exercise of Options shall be from the authorized and unissued share capital of the Corporation.

5.	AWARDING OF OPTIONS

5.1	Other than Options issued pursuant to the Plan of Arrangement in exchange for TC Energy Options, no Options shall be issued pursuant to the Plan.

5.2	Under no circumstances shall:

(a)	the number of Shares reserved for issuance to Insiders, at any time, under all of the Corporation’s Security Based Compensation Arrangements, exceed 10% of the issued and outstanding Shares; or

(b)	the number of Shares issued to Insiders, within any one year period, under all of the Corporation’s Security Based Compensation Arrangements, exceed 10% of the issued and outstanding Shares.

5.3

Following the completion of the transactions contemplated by the Plan of Arrangement, any stock option agreement representing TC Energy Options that were exchanged for Options pursuant to the Plan of Arrangement will be deemed for all purposes to be a stock option agreement representing such Options and accordingly no new stock option agreements will be issued in respect of Options issued pursuant to the Arrangement. The failure to enter into a stock option agreement shall not affect the validity of the award, vesting, exercise or Expiry Date of an Option.

5.4

Subject to the provisions of the Plan, the Committee or the President and Chief Executive Officer of the Corporation may from time to time approve such amendments as the Committee or the President and Chief Executive Officer may consider expedient to stock option agreements between the Corporation and an Employee and to authorize the execution and delivery of any agreement necessary to give effect to such amendments.

5.5

The Plan does not give any Option Holder the right to be or to continue to be employed by the Corporation or any of its subsidiaries. The Plan shall not in any way fetter, limit, obligate, restrict or constrain the Committee or the Board with regard to the allotment or issue of any shares in the capital of the Corporation other than as specifically provided for in the Plan.

5.6	No Option Holder is eligible to be awarded the value of Options foregone after his or her last day of active employment.

6.	VESTING DATES AND EXPIRY OF OPTIONS

6.1	Subject to paragraph 6.2:

(a)	The Vesting Dates of an Option shall be the same as the vesting dates of the TC Energy Option exchanged therefor.

(b)

The Expiry Date of an Option shall be the same as the expiry date of the TC Energy Option exchanged therefor. If the Expiry Date falls on a day that is not a Trading Day, the Expiry Date shall be deemed to be the first Trading Day after the Expiry Date.

(c)	Notwithstanding paragraph 6.1(b),

(i)

if an Option Holder is prohibited from exercising an Option on the Expiry Date due to the Expiry Date not occurring during an open window (the “Open Window”) pursuant to the Corporation’s Trading Policy for Employees and Insiders, the Expiry Date of the Option shall be extended until the date which is the tenth Trading Day from the beginning of the next Open Window; and

(ii)

if an Option expires in the five Trading Day period after the beginning of an Open Window, the Expiry Date of the Option shall be extended until the date which is the tenth Trading Day from the beginning of the Open Window.

(d)

For greater certainty, it is the Option Holder’s sole responsibility to exercise Options prior to the Expiry Date and to allow sufficient time for matters that may affect the ability to trade prior to the close of trading, including, without limitation, fluctuations in Share liquidity and market conditions.

6.2	Notwithstanding paragraph 6.1:

(a)

On the death of an Option Holder while an Employee, the Vesting Dates of any Option then held by such Option Holder which are later than the date of such death shall be deemed to be the date of such death, and the Expiry Date of each Option held by such Option Holder shall be the earlier of: (i) the Expiry Date fixed as provided in paragraph 6.1(a), and (ii) the date which is one (1) year from the date of such death.

(b)	Upon an Option Holder’s Retirement:

(i)	the Vesting Dates of any Option then held by such Option Holder shall continue as provided in paragraph 6.1(a); and

(ii)

the Expiry Date of each Option then held by such Option Holder shall be the earlier of: (A) the Expiry Date fixed as provided in paragraph 6.1(a), and (B) the date which is three (3) years from the date of such Retirement.

If paragraph 6.2(b)(ii)(B) applies and the Expiry Date is less than six (6) months after the final Vesting Date, the Expiry Date shall be the date which is six months after the final Vesting Date.

(c)

Subject to paragraph 6.2(d), on the termination of employment of an Option Holder on a not for cause basis by the Corporation or any of its subsidiaries, no options shall vest after the Termination Date and the Expiry Date of each vested Option then held by such Option Holder shall be the earlier of: (i) the Expiry Date fixed as provided in paragraph 6.1(a), and (ii) the later of (A) the end of the Notice Period for such Option Holder, and (B) the date which is six months following the Termination Date.

(d)	Notwithstanding paragraph 6.2(c), if in the case of a Change of Control at least one of the two additional circumstances set forth below in (i) or (ii) of this paragraph 6.2(d) occurs,

then all Options awarded and outstanding to an Executive Participant shall immediately vest:

(i)

the surviving corporation or successor corporation fails to continue or assume the obligations with respect to each unvested Option or substitute an equivalent option or if no agreement has been made to assume or substitute each unvested Option;

(ii)

in the event that the Options were continued, assumed or substituted as contemplated in paragraph 6.2(d)(i), the employment of the Executive Participant is terminated by the Corporation without Just Cause or by the Executive Participant for Good Reason and the Termination Date is within two years after the date of the Change of Control.

(e)

On the termination of employment of an Option Holder on a for cause basis by the Corporation or any of its subsidiaries, any unvested Options then held by such Option Holder shall cease to vest, terminate and become null, void and of no effect on the Termination Date and the Expiry Date of each Option then held by such Option Holder shall be deemed to be the earlier of: (i) the Expiry Date fixed as provided in paragraph 6.1(a), and (ii) the date which is six months following the Termination Date.

(f)

On the voluntary resignation of an Option Holder, any unvested Options then held by such Option Holder shall cease to vest, terminate and become null, void and of no effect on the Termination Date, and the Expiry Date of each Option then held by such Option Holder shall be deemed to be the earlier of: (i) the Expiry Date fixed as provided in paragraph 6.1(a), and (ii) the date which is six months following the Termination Date.

6.3	Any Option not fully exercised within the Exercise Period shall terminate and become null, void and of no effect as of the day following the Expiry Date.

7.	EXERCISE PRICE

7.1	The Exercise Price of an Option shall be the exercise price of the TC Energy Option exchanged therefor, as adjusted pursuant to the Plan of Arrangement.

8.	EXERCISE OF OPTIONS

8.1

An Option may only be exercised by the Option Holder. An Option Holder may exercise an Option in whole or in part at any time and from time to time during the Exercise Period applicable thereto, provided that, with respect to the exercise of an Option in part, the Committee may, at any time and from time to time, fix a minimum number of Shares in respect of which an Option Holder may exercise such Option in part.

8.2

Upon exercise of an Option an amount equal to the Exercise Price of the Option multiplied by the number of Shares to be purchased pursuant to the exercise of the Option shall be delivered by the Option Holder to the administrator of the Plan by one of the following methods:

(a)	a certified cheque payable to the Corporation,

(b)	a bank draft payable to the Corporation,

(c)	a wire transfer to the Corporation, or

(d)	any other method deemed to be acceptable by the administrator of the Plan.

8.3

Promptly following the receipt of the certified cheque, bank draft or wire transfer upon exercise of an Option in whole or in part, the Committee shall cause to be delivered to the Option Holder a certificate for the Shares purchased upon such exercise.

8.4	For the purposes of this Article, “Option Holder” includes a Personal Representative, where applicable.

9.	ASSIGNMENT OF OPTIONS

9.1	Options may not be assigned or transferred. However, the Personal Representative of an Option Holder may exercise the Option within the Exercise Period.

10.	ADJUSTMENTS

10.1

If, following the completion of the transactions contemplated by the Plan of Arrangement and prior to the complete exercise of any Option, a stock dividend, other than in lieu of a cash dividend in the ordinary course, is paid on the Shares or if the Shares are consolidated, subdivided, converted, exchanged, reclassified or in any way substituted for (collectively, the “Event”), an Option Holder, upon the exercise of an Option in accordance with its terms, shall be entitled to such number and kind of shares, other securities or property to which such Option Holder would have been entitled as a result of the Event had such Option Holder actually owned the Shares subject to the unexercised portion of the Option at the time of the occurrence of the Event, and the Exercise Price of the Option shall be the same as if the originally optioned Shares of the Corporation were being purchased hereunder. No fractional Shares shall be issued upon the exercise of Options and accordingly, if as a result of the Event, an Option Holder would become entitled to a fractional share, such Option Holder shall have the right to purchase only the next lowest whole number of shares and no payment or other adjustment will be made with respect to the fractional interest so disregarded. Upon the occurrence of the Event, the number of Shares that maybe issued pursuant to the exercise of Options, as referred to in paragraph 4.1, shall be appropriately adjusted.

10.2

If prior to the complete exercise of any Option a Flip-in Event (as defined in the Shareholder Rights Plan) should occur and the Rights (as defined in the Shareholder Rights Plan) issued thereunder are separated from the Shares and are exercisable on a dilutive basis (unless the Option Holder is a person whose Rights would be voided as a holder of Rights under the Shareholder Rights Plan, in which event no adjustment shall be made to the number of Shares under the Option or the Exercise Price), the Committee shall make appropriate adjustments in the number of Shares under the Option and in the Exercise Price.

10.3

Notwithstanding paragraph 6.1, in the case of a Change of Control, the potential successor corporation (or other legal entity) or a parent or subsidiary of such potential successor corporation (or other legal entity) shall agree to assume the obligations with respect to each unvested Option or agree to substitute an equivalent option, or, if no agreement has been made to assume or substitute each unvested Option, the Committee shall cause all unvested Options then outstanding and held by Employees other than Executive Participants to immediately vest. For the purposes of this paragraph, the determination of the acceptability of the agreement or the substitute arrangements shall be at the sole discretion of the Committee, acting reasonably.

10.4

In the case of the Shares no longer being listed and posted for trading on any exchange or over the counter market for any reason other than a Change of Control, the Committee shall, in a fair and equitable manner, determine the manner in which all unexercised Options granted under the Plan shall be treated.

11.	SPECIAL PROVISIONS APPLICABLE TO INCENTIVE STOCK OPTIONS

11.1

Notwithstanding any provisions of the Plan to the contrary, the Committee is authorized to award Options to Employees which constitute “incentive stock options” within the meaning of Section 422 of the United States Internal Revenue Code of 1986, as amended.

12.	COMPLIANCE WITH LAW

12.1

The issuance of Options and the issuance of Shares on the exercise of Options, the determination of Vesting Dates and Expiry Dates and the terms and conditions of the Plan and Options subject thereto is subject to compliance with the laws, rules and regulations of all public and regulatory agencies and authorities applicable to the Plan and the creation, issuance and distribution of such Options and Shares and to the listing requirements of any stock exchange or exchanges on which the Shares may be listed. An Option Holder shall comply with all such laws, rules and regulations and furnish to the Corporation any information, report and/or undertakings required to comply with, and to fully cooperate with the Corporation in complying with, such laws, rules and regulations.

13.	CHOICE OF LAW

13.1	The Plan shall be interpreted and construed in accordance with the laws in effect in the Province of Alberta.

14.	AMENDMENT

14.1

Subject to paragraphs 14.2 and 14.3 and the requirements of the Toronto Stock Exchange, the Committee may by resolution, amend, suspend or discontinue the Plan or any Option at any time without shareholder approval, including to make:

(a)	an amendment to correct or rectify any ambiguity, defective provision, error or omission in the Plan or any Option;

(b)	a change to the Vesting Date;

(c)	a change to the Expiry Date which does not entail an extension beyond the original Expiry Date;

(d)	the addition of a cashless exercise feature, payable in cash or securities, which provides for a full deduction of the number of underlying securities from the Plan reserve;

(e)	an addition to, deletion from or alteration of the Plan or an Option that is necessary to comply with applicable law or the requirements of any regulatory authority or stock exchange; and

(f)	any other amendment that does not require shareholder approval under paragraph 14.2.

14.2	Any of the following amendments to the Plan must be approved by the shareholders of the Corporation:

(a)	an increase in the number of Shares reserved for issuance;

(b)	a reduction in the Exercise Price or cancellation and re-issue of Options;

(c)	an amendment that extends the Expiry Date beyond the original Expiry Date;

(d)	an amendment that would permit equity based awards granted under the Plan to be transferable or assignable other than for normal estate settlement purposes;

(e)	any change to the categories of individuals eligible to be selected for grants of Options, where such change may broaden or increase the participation of Insiders under the Plan;

(f)	the provision of financial assistance to an Option Holder in connection with the exercise of Options;

(g)	the addition of a cashless exercise feature, payable in cash or securities which does not provide for full deduction of the number of underlying securities from the Plan reserve;

(h)	the addition of a deferred or restricted share unit or other provision which results in an Option Holder being issued Shares while no cash consideration is received by the Corporation; and

(i)	any amendment to paragraph 14.1 or 14.2.

14.3	No amendment shall adversely affect the rights of any Option Holder, with respect to any Option previously granted to an Option Holder, without the consent of such Option Holder.